Exhibit 99.1

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Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES APPOINTMENT OF

JONATHAN D. BLUM AND JOEL ACKERMAN

TO BOARD OF DIRECTORS

LOUISVILLE, Ky. (December 17, 2008) – Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) today announced that the Board of Directors has appointed Jonathan D. Blum and Joel Ackerman to its Board of Directors effective immediately. Mr. Blum will serve on the Company’s Compliance and Quality Committee and Mr. Ackerman will serve on the Audit Committee.

Mr. Blum (age 50), has been Senior Vice President—Public Affairs for Yum! Brands, Inc. (NYSE:YUM), the world’s largest restaurant company, since 1997. Mr. Blum received his undergraduate degree from George Washington University and his J.D. degree from Western New England College, School of Law.

Mr. Ackerman (age 43), recently resigned from Warburg Pincus LLC, where he served as a Managing Director and head of the Health Services Group since 1999. Mr. Ackerman received his undergraduate degree from Columbia University and his masters degree from Harvard University. He currently serves on the Board of Directors of Coventry Health Care, Inc. (NYSE:CVH), a national managed healthcare company, and Medical Staffing Network Holdings, Inc. (OTC:MSNW), a leading diversified temporary healthcare staffing company.

“We are excited to have Jonathan Blum and Joel Ackerman join our Board. Jonathan’s public affairs experience and strategic role in developing culture at YUM! will serve our Board well. Joel brings substantial healthcare experience from 16 years at Warburg Pincus focusing on investments in healthcare services companies,” remarked Paul J. Diaz, President and Chief Executive Officer of Kindred. “Moreover, the addition of these two qualified independent directors to the Board reflects our continuing commitment to sound corporate governance and their experience and expertise will be beneficial to all of Kindred’s stakeholders.”

About Kindred Healthcare

Kindred Healthcare, Inc. is a healthcare services company, based in Louisville, Kentucky, with annual revenues of over $4 billion and approximately 54,300 employees in 40 states. At September 30, 2008, Kindred through its subsidiaries provided healthcare services in 658 locations, including 82 long-term acute care hospitals, 228 skilled nursing centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 348 non-affiliated facilities. Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.